UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 30, 2016

Rennova Health, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

_______________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2016, Rennova Health, Inc. (the “Company”) and Jason Adams, our Chief Financial Officer, agreed that he would be leaving the Company effective September 30, 2016 to pursue other interests. His employment agreement will also terminate as of September 30, 2016. The Company will name an interim principal financial and accounting officer to replace Mr. Adams prior to September 30, 2016.

“We would like to thank Jason for all his contributions to Rennova and to Medytox before that. He was integral in closing the merger of the two companies and in all of our transactions since then. We wish him well in all his future endeavors,” said Seamus Lagan, our Chief Executive Officer.

Item 8.01.	Other Events.

The Stock Purchase Agreement, dated August 26, 2014 (the “Agreement”), among Epinex Diagnostics Laboratories, Inc. (the “Lab”), Epinex Diagnostics, Inc. ("Epinex"), Medytox Diagnostics, Inc. and Medytox Solutions, Inc., pursuant to which the Company acquired the Lab, provided that to satisfy any indemnification claim against Epinex, the Company could cancel shares of its Series E Convertible Preferred Stock (the “Series E Preferred Stock”) owned by Epinex. Pursuant to the Agreement, on August 26, 2014, the Company delivered notice to Epinex that it was cancelling its 45,000 shares of Series E Preferred Stock in partial payment of its indemnification obligations. As a result, there are no shares of Series F Preferred Stock issued and outstanding.

As of September 1, 2016, the Company had 48,626,986 shares of its common stock, par value $0.01, issued and outstanding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2016	RENNOVA HEALTH, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan Chief Executive Officer (principal executive officer)

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